Exhibit 10.1
UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

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In the Matter of	)	Order No.: NE-11-06
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CARVER BANCORP, INC.	)	Effective Date: February 7, 2011
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New York, New York	)
OTS Docket No. H2732)
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ORDER TO CEASE AND DESIST
WHEREAS, Carver Bancorp, Inc., New York, New York, OTS Docket No. H2732 (Holding Company), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and
WHEREAS, the Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 18l8(b); and
WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Northeast Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order.
Carver Bancorp, Inc.
Order to Cease and Desist

NOW, THEREFORE, IT IS ORDERED that:
Cease and Desist.
1. The Holding Company and its directors, officers, employees, and agents shall cease and desist from any action (alone or with another or others) for or toward causing, bringing about, participating in, counseling or the aiding and abetting of unsafe or unsound practices that resulted in inadequate capitalization, deficit earnings results, deteriorating asset quality and ineffective risk management practices at the Holding Company and its wholly owned subsidiary, Carver Federal Savings Bank, New York, New York, OTS Docket No. 05273 (Association).
Association Oversight.
1. Effective immediately, the Holding Company shall ensure the Association’s compliance with applicable laws, rules, and regulations and all terms and conditions of the Order to Cease and Desist issued by the OTS against the Association, OTS Order NE-11-05, with an effective date of February 7, 2011 (Association Order).
Capital Maintenance and Augmentation Plan.
2. By April 30, 2011, the Holding Company shall submit for Regional Director review and non-objection a written plan to maintain and enhance the capital of the Holding Company and the Association and to ensure that the Association complies with the capital requirements imposed by the Association Order (Capital Maintenance and Augmentation Plan). The Capital Maintenance and Augmentation Plan shall:
(a) address the requirements and restrictions imposed by this Order to Cease and Desist and the Association Order;
(b) identify the specific sources of additional capital and the timeframes and methods by which additional capital will be raised and infused into the Association, including specific target dates and capital levels;
(c) establish an alternative strategy including, but not limited to, seeking a merger or acquisition partner for the Holding Company and/or the Association, to be implemented immediately if the Holding Company’s primary strategy to raise and infuse additional capital is unsuccessful; and
Carver Bancorp, Inc.
Order to Cease and Desist

(d) require the Board to review, on a monthly basis, the Holding Company’s compliance with its Capital Maintenance and Augmentation Plan and the Association’s compliance with its Capital Plan.
3. Immediately upon receipt of written non-objection from the Regional Director, the Holding Company shall implement and adhere to the Capital Maintenance and Augmentation Plan. The Board’s review of the Capital Maintenance and Augmentation Plan shall be documented in the Board meeting minutes.
Capital Distributions and Stock Repurchases.
4. Effective immediately, the Holding Company shall not declare, make, or pay any dividends (inclusive of dividends paid on preferred stock) or other capital distributions, or repurchase or redeem any capital stock without receiving the prior written non-objection of the Regional Director. The Holding Company’s written request for such non-objection shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend payment, capital distribution, or stock redemption.
Debt Limitations.
5. Effective immediately, the Holding Company shall not incur, issue, renew, repurchase, or rollover any debt,1 increase any current lines of credit, or guarantee the debt of any entity without receiving the prior written notice of non-objection of the Regional Director. The Holding Company’s written request for such non-objection shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of any such proposed action.

[1]	For purposes of this Paragraph of the Order, the term “debt” includes, but is not limited to: loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt; and does not include: liabilities that are incurred in the ordinary course of business to acquire goods and services and that are normally recorded as accounts payable under generally accepted accounting principles.
Carver Bancorp, Inc.
Order to Cease and Desist

Directorate and Management Changes.
6. Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers2 as set forth in 12 C.F.R. Part 563, Subpart H.
Employment Contracts/Compensation Arrangements.
7. Effective immediately, the Holding Company shall not enter into, renew, extend, or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or Director of the Holding Company, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement, or a detailed written description of the compensation arrangement to be offered such Officer or Director, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359.
Golden Parachute Payments.
8. Effective immediately, the Holding Company shall not make any golden parachute payment3 unless, with respect to each such payment, the Holding Company has complied with the requirements of 12 C.F.R. Part 359.

[2]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

[3]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
Carver Bancorp, Inc.
Order to Cease and Desist

Board Oversight of Compliance with Order.
9. Effective immediately, the Board shall monitor and coordinate the Holding Company’s compliance with the provisions of this Order and the completion of all corrective actions required in the 2010 ROE. The Board shall review and adopt all plans, policies and procedures required by this Order prior to submission to the OTS.
10. Within fifty-five (55) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Holding Company shall prepare a written compliance progress report for the Board (Compliance Tracking Report). The Compliance Tracking Report shall, at a minimum:
(a) separately list each corrective action required by this Order and the 2010 ROE;
(b) identify the required or anticipated completion date for each corrective action; and
(c) discuss the current status of each corrective action, including the action(s) taken or to be taken to comply with each corrective action.
11. Within sixty (60) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Board shall review the Compliance Tracking Report and all reports required to be prepared by this Order. Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions adopted by the Board. A copy of the Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within five (5) days after the Board meeting.
12. Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Holding Company’s compliance with the provisions of this Order.
Carver Bancorp, Inc.
Order to Cease and Desist

Effective Date, Incorporation of Stipulation.
13. This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.
Duration.
14. This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
15. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.
16. The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Holding Company that includes reasons in support for any such extension. Any OTS extension shall be made in writing.
Submissions and Notices.
17. All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.
Carver Bancorp, Inc.
Order to Cease and Desist

18. Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by messenger) addressed as follows:
(a)	To the OTS: Michael E. Finn, Regional Director Office of Thrift Supervision Harborside Financial Center Plaza Five Suite 1600 Jersey City, New Jersey 07311

(b)	To the Holding Company: Deborah C. Wright, Chairman of the Board Carver Bancorp, Inc. 75 West 125th Street New York, New York 10027-4512
No Violations Authorized.
19. Nothing in this Order or the Stipulation shall be construed as allowing the Holding Company, its Board, officers, or employees to violate any law, rule, or regulation.
IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION
By:	/s/
Michael E. Finn
Regional Director, Northeast Region
Date: See Effective Date on page 1
Carver Bancorp, Inc.
Order to Cease and Desist